The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. This document is an advertisement and is not a prospectus for the purposes of EU Directive 2003/71/EC and/or Part VI of the Financial Services and Markets Act 2000. A final form prospectus will be prepared and made available to the public in accordance with EU Directive 2003/71/EC. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the final form prospectus. The final form prospectus, when published, will be available in hard copy at the offices of the issuer and the fiscal agent.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-123757
SUBJECT TO COMPLETION, DATED JUNE 16, 2008
PROSPECTUS SUPPLEMENT
(To prospectus dated April 8, 2005)
¥            ●
Japan Finance Corporation for
Municipal Enterprises
(Incorporated under the Japan Finance Corporation
for Municipal Enterprises Law)
 ● % Guaranteed Bonds
Due             ●
Unconditionally and Irrevocably Guaranteed
as to Payment of Principal and Interest by
Japan

     We will pay interest on the bonds semi-annually in arrears in equal payments on       ●      and       ●      of each year commencing       ●      , 2008. The bonds will mature on       ●      . We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement under “Description of the Bonds and Guarantee — Redemption”.
     The bonds will be issued only in registered form in denominations of ¥10,000,000 and integral multiples thereof. See “Description of the Bonds and Guarantee”.
     We have applied to the Financial Services Authority in the United Kingdom, which we refer to as the “UK Listing Authority”, in its capacity as competent authority under the Financial Services and Markets Act 2000 (“FSMA”), for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Regulated Market. References in this document to our bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s Regulated Market and have been admitted to the Official List of the UK Listing Authority. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive 2004/39/EC of the European Parliament and of the Council (the “Markets in Financial Instruments Directive”).
     This document, comprised of this prospectus supplement dated June  ● , 2008 and the accompanying prospectus dated April 8, 2005 starting after page S-44 (excluding portions thereof or incorporated therein that are excluded as provided in the first paragraph on page S-4 of this prospectus supplement) together comprises a “prospectus” for the purposes of Article 5.3 of Directive 2003/71/EC of the European Parliament and of the Council (the “Prospectus Directive”).

	Per Bond		Total

Public offering price(1)	●	%	¥ ●
Underwriting discount	●	%	¥ ●
Proceeds, before expenses, to JFM(1)(2)	●	%	¥ ●

(1)	Plus accrued interest, if any, from and including ● , 2008 to the date of delivery.
(2)	See “Underwriting”.
     Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
     Prospective investors should consider carefully the factors described under the section headed “Risk Factors” in this document.
     The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company, Euroclear Bank S.A./N.V. or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg, on or about       ●      , 2008.

Daiwa Securities SMBC Europe	Deutsche Bank	Nikko Citigroup

The date of this prospectus supplement is June  ● , 2008.

Prospectus Supplement

      The bonds are exempt from the requirement for registration under the Financial Instruments and Exchange Law of Japan and are subject to the Special Taxation Measures Law of Japan. The bonds may not, as part of their distribution at any time and otherwise until 40 days after the date of the issue of the bonds, be offered or sold in Japan or to residents of Japan, except to certain financial institutions and any other excluded category of persons, corporations or other entities under the Special Taxation Measures Law. Interest payments on the bonds generally will be subject to Japanese withholding tax unless the holder establishes that the bonds are held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a Japanese designated financial institution described in Article 6 of the Special Taxation Measures Law of Japan.
      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front page of this prospectus supplement or, with respect to information incorporated by reference, as at the date of such information.
      In this prospectus supplement, “we”, “our”, “us” and “JFM” refer to Japan Finance Corporation for Municipal Enterprises.

      The spot buying rate for U.S. dollars quoted on the Tokyo Foreign Exchange Market on June 13, 2008, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥108.06 = $1.00. The noon buying rates for yen on June 13, 2008 for cable transfers in New York City, as reported by the Federal Reserve Bank of New York, were $1.00 = ¥107.92.
      References in this prospectus supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “¥” or “yen” are to Japanese yen and references to “$”, “dollars” or “US$” are to U.S. dollars.
      Figures in tables may not add up due to rounding.

      IN THE UNITED KINGDOM, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE FOR DISTRIBUTION ONLY TO PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS WHICH FALL WITHIN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “ORDER”) OR (II) ARE PERSONS WHO FALL WITHIN ARTICLE 49(2)(A)-(D) OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). IN THE UNITED KINGDOM THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ANY OF THEIR CONTENTS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.
      IN CONNECTION WITH THE ISSUE OF THE BONDS, CITIGROUP GLOBAL MARKETS LIMITED (THE “STABILIZING MANAGER”) OR ANY PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER MAY OVER-ALLOT BONDS OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE

TERMS OF THE OFFER OF THE BONDS IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE BONDS AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE BONDS. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

      This prospectus supplement and the accompanying prospectus starting after page S-44 (excluding (i) the second paragraph, including bullet points, and the third paragraph of the section “Where You Can Find More Information” in the accompanying prospectus and (ii) Exhibit 2 to the Annual Report on Form 18-K of Japan Finance Corporation for Municipal Enterprises for the year ended March 31, 2007 that is otherwise incorporated by reference as provided in the section “Incorporation by Reference” on page S-5) (together the “Document”) together comprise a “prospectus” for the purposes of Article 5.3 of the Prospectus Directive, and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds.
      We accept responsibility for the information contained in the Document (including those contained in the documents incorporated by reference). To the best of our knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in the Document is in accordance with the facts and contains no omission likely to affect its import.
      Japan accepts responsibility for the information contained in the Document (including those contained in the documents incorporated by reference) relating to Japan. To the best of Japan’s knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in the Document relating to Japan is in accordance with the facts and contains no omission likely to affect its import.
FOREIGN EXCHANGE CONSIDERATIONS
      An investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the “home currency”, entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

—	significant changes in rates of exchange between the home currency and the Japanese yen, and

—	the imposition or modification of foreign exchange controls with respect to the Japanese yen.
      We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the Japanese yen, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciation of the Japanese yen against the home currency could result in a decrease in the effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.
      This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.

INCORPORATION BY REFERENCE
      The Annual Report on Form 18-K of Japan Finance Corporation for Municipal Enterprises (File No. 033-23515) containing the audited financial statements of Japan Finance Corporation for Municipal Enterprises together with the audit report thereon for the year ended March 31, 2007 and Japan’s Annual Report on Form 18-K for the year ended March 31, 2007 (File No. 033-23423-01), each of which have been previously published and which have been filed with the United States Securities and Exchange Commission and the Financial Services Authority in the United Kingdom, are hereby incorporated by reference and form part of this document, except that (i) any statement contained in a document which is incorporated by reference shall be deemed to be modified or superseded for the purpose of this document to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise) and (ii) Exhibit 2 to such Annual Report of Japan Finance Corporation for Municipal Enterprises is excluded from the Document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. Copies of such Annual Reports on Form 18-K are available free of charge at our registered office, at The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as Fiscal Agent and at the website operated by the SEC at http://www.sec.gov/cgi-bin/browse-edgar?company=
japan+finance&CIK=&filenum=&State=&SIC=&owner=include&action=getcompany.
      The information incorporated by reference from our Annual Report on Form 18-K for the year ended March 31, 2007 includes, but is not limited to, the following items in relation to us (the page numbers below are those of Exhibit 1 to such Annual Report):

Our Annual Report in respect of the year ended March 31, 2007 on
Form 18-K — Exhibit 1 (Description of Japan Finance Corporation for
Items	Municipal Enterprises)

Details of our governing body and a description of the governance arrangements	“Management” on page 14
Sources of funding, guarantees and obligations owed to us	“Business — Funds available for Lending” on pages 10-11, “Business — Loan Operations” on pages 7-9, “Business — Loan Terms” on pages 9-10
Audited financial statements for the years ended March 31, 2006 and 2007	“Statements of Income” on page 5, “Balance Sheets” on page 15, “Notes to Financial Statements” on pages 16-19

      The information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2007 includes, but is not limited to, the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Japan’s Annual Report in respect of the year ended March 31, 2007 on
Items	Form 18-K — Exhibit 1 (Description of Japan)

Geographical location and legal form	“General — Area and Population”, “General — Government” and “General — Political Parties” on pages 3-4
Description of the economy	“The Economy” on pages 5-11
Description of the political system and government	“General — Government” and “General — Political Parties” on pages 3-4
Tax and budgetary systems	“Government Finance” on pages 18-22
Gross public debt and debt record	“Japan Public Debt” and “Debt Record” on pages 23-27
Foreign trade and balance of payments	“Foreign Trade and Balance of Payments — Foreign Trade” and “Foreign Trade and Balance of Payments — Balance of Payments” on pages 12-15
Foreign exchange reserves	“Foreign Trade and Balance of Payments — Official Foreign Exchange Reserves” on page 16
Financial position and resources	“Government Finance” on pages 18-22
Income and expenditure figures	“Government Finance” on pages 18-22

INTRODUCTION
      The following is an abstract of certain information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. More detailed information is contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. You should read carefully this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Japan Finance Corporation for Municipal Enterprises.

Securities Offered	¥ ● principal amount of ● % Guaranteed Bonds Due ● .

Guarantee	Payments of principal of, interest on and any additional amounts of the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	●

Interest Payment Date	Semi-annually on ● and ● of each year.

Interest Rate	● % per year. We will pay interest on the bonds semi-annually in arrears in equal payments on ● and ● of each year commencing ● , 2008. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one year, other than with respect to regular semi-annual interest payments, that interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

Ranking	The bonds will be our direct unsecured obligations and as among themselves will rank pari passu and be payable without any preference or priority.

Additional Amounts	In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further details on the payment of these additional amounts, see “Description of the Bonds and Guarantee — Additional Amounts”.

Redemption	We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee — Redemption”.

Markets	We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to the UK Listing Authority for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Regulated Market.

Form and Settlement	All bonds will be in registered form, without interest coupons attached. Bonds offered and sold outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. Bonds offered and sold within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, which will be registered in the name of Cede & Co., as nominee for The Depository Trust Company, which we refer to as DTC. Except as described in this prospectus supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream, Luxembourg, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of ¥10,000,000 and integral multiples thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee — Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same- day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date. For information on secondary market trading, see “Global Clearance and Settlement — Secondary Market Trading”.

Fiscal Agent	The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, also acting through Union Bank of California, N.A.

CUSIP	●

ISIN	●

Common Code	●

RISK FACTORS
      We believe that the factors described below represent the principal risks inherent in investing in bonds, but we do not represent that the statements below regarding the risks of holding any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this prospectus supplement or the accompanying prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any investment decision.
      Factors which we believe may be material for the purpose of assessing the market risks associated with bonds are also described below.
Risks Relating to Us

Risk relating to policies of the Japanese government and the reform of governmental financial institutions
      As a governmental financial institution established to achieve policies of the Japanese government, our operations and financial condition may be affected by the policies of the Japanese government.
      With regard to the reform of governmental financial institutions, the Law Concerning Promotion of Administrative Reform to Bring about a Simple and Efficient Government (the “Administrative Reform Promotion Law”), was enacted in the Japanese Diet on May 26, 2006.
      Based on the Administrative Reform Promotion Law, on May 23, 2007, the Japanese Diet enacted a law providing for the establishment by local governments of a new institution, which will be established on October 1, 2008 and will succeed to the assets and liabilities, and operations of JFM.
      The Administrative Reform Promotion Law provides that the holders of any outstanding bonds must not be adversely affected by such reform. The law of May 23, 2007 establishing JFM’s successor prescribes that the guarantee provided by Japan in respect of the bonds issued by JFM will continue to be effective upon the same terms and conditions.
      However, depending on the manner in which such reform or transformation is implemented, our operations may be adversely affected.
Risks Relating to the Market Risk of Bonds Generally
  Our bonds may not be suitable investments for all investors
      Each prospective investor in our bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of our bonds, the merits and risks of investing in our bonds and the information contained or incorporated by reference to this prospectus supplement and the accompanying prospectus;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our bonds and the impact such investment will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in our bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of our bonds and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

  Exchange Rate Risk
      Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macro economic factors, speculation and central bank and government intervention (including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. Accordingly, only investors who understand and are able to bear the risks associated with movements in foreign exchange rates and how such movements may affect our bonds should consider purchasing our bonds.
  The secondary market generally
      Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be sustained throughout the life of our bonds or be liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of our bonds.
Risks Relating to the Bonds
  Limited Liquidity
      The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in the bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds.
  Bonds subject to optional redemption by us
      Our ability to redeem our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

RECENT DEVELOPMENTS  — JAPAN
INTRODUCTORY NOTE
      The following tables and information update the tables and information relating to Japan found in their Annual Report on Form 18-K for the year ended March 31, 2007. The financial data relating to the Gross Domestic Product and National Income of Japan in the sections entitled “Japan — The Economy” and “Japan — Industry” have been revised and restated in their entirety because of a change in the method of calculation of the Gross Domestic Product, as discussed in further detail below. The remaining sections have been updated to reflect current information, and have not been revised in their entirety. In those sections, information pertaining to previous years is provided solely for your convenience.
BANK OF JAPAN INTEREST RATE
      On March 1, 2001, the Bank of Japan lowered its basic discount rate and basic loan rate from 0.35% to 0.25%. On September 19, 2001, the Bank of Japan further lowered its basic discount rate and basic loan rate to 0.10%. On July 14, 2006, the Bank of Japan raised its basic discount and basic loan rate to 0.40%, and on February 21, 2007, it further raised its basic discount and basic loan rate to 0.75%, where it remains today.
THE ECONOMY
  Gross Domestic Product and National Income
      The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2003 through JFY 2007 (based on the chain-linked method).

						Percentage
	JFY	JFY	JFY	JFY	JFY	of JFY
	2003	2004	2005	2006	2007	2007

	(yen amounts in billions)
Total Consumption
Private Sectors	¥282,563	¥284,173	¥287,531	¥291,483	¥294,803	57.2%
Public Sectors	88,613	89,785	90,577	89,912	90,720	17.6

	371,177	373,958	378,108	381,395	385,523	74.8
Total Gross Capital Formation
Private Sectors
Producers’ Durable Equipment	67,397	71,504	76,245	80,963	81,308	15.8
Residential Construction	17,936	18,414	18,387	18,828	16,613	3.2
Public Sectors	27,139	24,002	22,993	21,149	21,131	4.1

	112,472	113,919	117,625	120,941	119,052	23.1
Additions to Business Inventories
Private Sectors	845	1,409	1,301	2,528	2,437	0.5
Public Sectors	59	275	253	201	254	0.0

	904	1,684	1,554	2,729	2,691	0.5
Net Exports of Goods and Services	9,195	8,929	6,502	7,134	8,027	1.6

Nominal Gross Domestic Expenditures	¥493,748	¥498,491	¥503,789	¥512,199	¥515,293	100.0%

Real Gross Domestic Expenditures(a)	¥517,713	¥527,983	¥540,706	¥554,125	¥563,047

	JFY	JFY	JFY	JFY	JFY
	2003	2004	2005	2006	2007

	(yen amounts in billions)
Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	12,787	14,749	19,164	22,700	26,628
Less: Imports of Goods and Services and Other Payments Abroad	(4,001)	(4,721)	(5,960)	(7,702)	(9,019)

	8,786	10,029	13,204	14,999	17,609

Gross National Income	¥502,534	¥508,519	¥516,992	¥527,197	¥532,902
Percentage Changes of GDP from Previous Year
At Nominal Prices	0.8%	1.0%	1.1%	1.7%	0.6%
At Real Prices(a)	2.1	2.0	2.4	2.5	1.6
Deflator	-1.3	-1.0	-1.3	-0.8	-1.0

(a)	Real prices are based on calendar year 2000.
Source: Economic and Social Research Institute, Cabinet Office.
      The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarters below in JFY 2006 and 2007 (based on the chain-linked method).
Quarterly Gross Domestic Product(a)

	JFY 2006				JFY 2007

	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

	(yen amounts in billions)
Nominal Gross Domestic Expenditures	¥507,431	¥508,440	¥513,931	¥518,144	¥514,189	¥514,613	¥514,311	¥516,700

Real Gross Domestic Expenditures(b)(c)	¥549,446	¥550,231	¥556,440	¥562,563	¥559,033	¥560,346	¥564,365	¥569,937

Percentage Changes of GDP from Corresponding Quarter of Previous Year
At Nominal Prices(d)	1.1%	1.2%	1.7%	2.7%	1.3%	1.1%	0.3%	-0.2%
At Real Prices(c)(d)	2.3	2.0	2.4	3.2	1.8	1.7	1.7	1.3
Deflator	-1.2	-0.8	-0.6	-0.6	-0.5	-0.6	-1.3	-1.5

(a)	Quarterly GDP financial data is subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2000.

(d)	Percentage changes are based on original GDP figures.
Source: Economic and Social Research Institute, Cabinet Office.

      The following table sets forth national income for JFY 2002 through JFY 2006.
National Income

	JFY	JFY	JFY	JFY	JFY
	2002	2003	2004	2005	2006

	(yen amounts in billions)
Domestic Factor Income	¥355,761	¥358,079	¥363,898	¥366,661	¥373,247
Net Income from Abroad	8,041	8,786	10,029	13,204	14,999

National Income at Nominal Prices	¥363,802	¥366,866	¥373,926	¥379,865	¥388,245

Percentage Changes of Income at Nominal Prices from Previous Fiscal Year	-1.6%	0.8%	1.9%	1.6%	2.2%

Source: Economic and Social Research Institute, Cabinet Office.
INDUSTRY
      The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for the following calendar years indicated.
GDP by Industrial Sectors (at nominal prices)

	2002	2003	2004	2005	2006

Industry
Agriculture, Forestry and Fisheries	1.7%	1.7%	1.6%	1.5%	1.5%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	20.6	21.0	21.2	21.5	21.3
Construction	6.9	6.6	6.6	6.4	6.3
Electric Power Generation, Gas and Water	2.7	2.6	2.6	2.4	2.2
Wholesale and Retail Trade	13.8	13.5	13.6	13.8	13.5
Finance and Insurance	6.8	7.0	6.8	7.0	6.9
Real Estate	12.1	12.2	12.0	12.0	11.9
Transportation and Communication	7.0	7.0	6.9	6.7	6.6
Services	21.1	21.3	21.1	21.5	21.4

Total	92.9	92.9	92.4	92.7	91.7
Public Services
Electric Power Generation, Gas and Water	1.0	1.0	1.0	1.0	1.0
Services	2.8	2.8	2.7	2.7	2.6
Public Administration	5.7	5.7	5.7	5.7	5.6

Total	9.6	9.5	9.4	9.4	9.3
Non-Profit Services	1.9	1.9	2.0	2.0	2.1

Total	104.4%	104.4%	103.7%	104.1%	103.1%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

FOREIGN TRADE AND BALANCE OF PAYMENTS
  Foreign Trade
      The following tables set forth information relating to foreign trade, and exports and imports, for the calendar years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)
Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value Index(a)		Trade(b)

	Exports	Imports	Exports	Imports	Exports	Imports	Index

2003	105.6	108.4	102.5	107.1	103.0	101.2	101.8
2004	118.4	120.2	113.4	114.6	104.4	104.9	99.5
2005	127.1	139.1	114.4	117.9	111.1	118.0	94.2
2006	145.7	164.5	123.2	122.3	118.2	134.5	87.9
2007(c)	162.5	178.6	130.4	119.0	124.6	150.1	83.0

(a)	Calendar year 2000=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

(c)	The 2007 data is provisional.
Source: Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2003		2004		2005		2006		2007(a)

	(yen amounts in billions)
JAPAN’S EXPORTS
Asia	¥25,318	46.4%	¥29,637	48.4%	¥31,796	48.4%	¥35,776	47.5%	¥40,398	48.1%
China	6,635	12.2	7,994	13.1	8,837	13.5	10,794	14.3	12,840	15.3
(Asian NIES)	12,803	23.5	15,103	24.7	15,958	24.3	17,469	23.2	18,792	22.4
(ASEAN)	7,080	13.0	7,893	12.9	8,340	12.7	8,875	11.8	10,242	12.2
Oceania	1,416	2.6	1,603	2.6	1,714	2.6	1,801	2.4	2,104	2.5
Australia	1,147	2.1	1,277	2.1	1,370	2.1	1,453	1.9	1,668	2.0
North America	14,267	26.2	14,557	23.8	15,777	24.0	18,092	24.0	18,143	21.6
U.S.A.	13,412	24.6	13,731	22.4	14,805	22.5	16,934	22.5	16,905	20.1
Canada	855	1.6	826	1.4	972	1.5	1,158	1.5	1,238	1.5
Central and South America	1,930	3.5	2,345	3.8	2,760	4.2	3,555	4.7	4,121	4.9
Western Europe	8,929	16.4	9,790	16.0	9,740	14.8	11,045	14.7	12,341	14.7
EU	8,351	15.3	9,462	15.5	9,652	14.7	10,912	14.5	12,409	14.8
Central and Eastern Europe, Russia etc.	554	1.0	841	1.4	1,133	1.7	1,643	2.2	2,390	2.8
Russia	204	0.4	337	0.6	495	0.8	821	1.1	1,266	1.5
Middle East	1,489	2.7	1,565	2.6	1,823	2.8	2,233	3.0	3,077	3.7
Africa	645	1.2	828	1.4	904	1.4	1,099	1.5	1,366	1.6

Total	¥54,548	100.0%	¥61,170	100.0%	¥65,657	100.0%	¥75,246	100.0%	¥83,940	100.0%

JAPAN’S IMPORTS
Asia	¥19,727	44.5%	¥22,224	45.2%	¥25,279	44.4%	¥29,360	43.6%	¥31,516	43.1%
China	8,731	19.7	10,199	20.7	11,975	21.0	13,784	20.5	15,027	20.6
(Asia NIES)	4,512	10.2	5,044	10.2	5,602	9.8	6,590	9.8	6,542	8.9
(ASEAN)	6,780	15.3	7,298	14.8	8,013	14.1	9,299	13.8	10,201	14.0
Oceania	2,068	4.7	2,457	5.0	3,098	5.4	3,691	5.5	4,162	5.7
Australia	1,744	3.9	2,103	4.3	2,706	4.8	3,248	4.8	3,654	5.0
North America	7,704	17.4	7,680	15.6	8,067	14.2	9,037	13.4	9,517	13.0
U.S.A.	6,825	15.4	6,763	13.7	7,074	12.4	7,911	11.7	8,342	11.4
Canada	871	2.0	910	1.8	985	1.7	1,118	1.7	1,168	1.6
Central and South America	1,210	2.7	1,488	3.0	1,767	3.1	2,373	3.5	2,809	3.8
Western Europe	6,322	14.3	6,830	13.9	7,056	12.4	7,581	11.3	8,291	11.3
EU	5,670	12.8	6,209	12.6	6,470	11.4	6,955	10.3	7,656	10.5
Central and Eastern Europe, Russia etc.	653	1.5	814	1.7	924	1.6	1,065	1.6	1,601	2.2
Russia	490	1.1	617	1.3	683	1.2	774	1.1	1,240	1.7
Middle East	5,928	13.4	6,782	13.8	9,664	17.0	12,692	18.8	13,463	18.4
Africa	749	1.7	941	1.9	1,092	1.9	1,541	2.3	1,759	2.4

Total	¥44,362	100.0%	¥49,217	100.0%	¥56,949	100.0%	¥67,344	100.0%	¥73,121	100.0%

(a)	The 2007 data is provisional.
Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

  Balance of Payments
      The following table sets forth information relating to the balance of payments of Japan for the calendar years indicated.
Balance of Payments of Japan

	2003	2004	2005	2006	2007(b)

	(in billions)
Current Account	¥15,767	¥18,618	¥18,259	¥19,849	¥25,001
Balance on Goods and Services	8,355	10,196	7,693	7,346	10,078
Trade Balance	11,977	13,902	10,335	9,464	12,379
Exports (f.o.b.)	51,934	58,295	62,632	71,631	79,724
Imports (f.o.b.)	39,958	44,393	52,297	62,167	67,345
Services	(3,622)	(3,706)	(2,642)	(2,118)	(2,302)
Income	8,281	9,273	11,382	13,746	16,273
Current Transfers	(870)	(851)	(816)	(1,243)	(1,349)
Capital and Financial Account(a)	7,734	1,737	(14,007)	(12,467)	(21,917)
Balance on Financial Account	8,201	2,250	(13,458)	(11,913)	(21,446)
Assets	1,280	(21,390)	(13,550)	(7,499)	(30,927)
Liabilities	6,921	23,640	92	(4,414)	9,481
Capital Account	(467)	(513)	(549)	(553)	(471)
Changes in Reserve Assets(c)	(21,529)	(17,268)	(2,456)	(3,720)	(4,297)
Errors and Omissions	(1,972)	(3,088)	(1,796)	(3,663)	1,213

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

(b)	The 2007 data is provisional.

(c)	Parenthesis for change in Reserve Assets represents an increase in reserve.
Source: Balance of Payments, Ministry of Finance.
  Official Foreign Exchange Reserves
      The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves(a)

				Special
		Foreign	IMF Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total

	(in millions)
2003	$10,241	$652,790	$7,733	$2,765	$673,529
2004	10,776	824,264	6,701	2,802	844,543
2005	12,621	828,813	2,878	2,585	846,897
2006	15,639	874,596	1,933	2,812	895,320
2007	20,580	947,987	1,395	3,034	973,365

(a)	The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.

Source:	International Reserves/Foreign Currency Liquidity, Ministry of Finance.

  Foreign Exchange Rates
      The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the calendar years indicated.

	2003	2004	2005	2006	2007

Average (Central Rate)	¥115.94	¥108.17	¥110.21	¥116.31	¥117.77
High	121.48	114.80	121.40	119.80	124.14
Low	106.93	101.83	101.87	109.02	107.29

Source:	Foreign Exchange, Bank of Japan.
GOVERNMENT FINANCE
  Revenues, Expenditures and Budgets
      The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2002 through JFY 2007 and the budget for JFY 2008.
Summary of Consolidated General and Special Accounts

						JFY 2007
						Provisional
						Results as of	JFY 2008
						December 31,	Initial
	JFY 2002	JFY 2003	JFY 2004	JFY 2005	JFY 2006	2007	Budget

	(in billions)
REVENUES
Total Revenues, General Account	¥87,289	¥85,623	¥88,898	¥89,000	¥84,413	¥85,975	¥83,061
Total Revenues, Special Accounts	399,746	385,755	419,300	452,141	501,536	404,358	394,324
EXPENDITURES
Total Expenditures, General Account	¥83,674	¥82,416	¥84,897	¥85,520	¥81,445	¥85,931	¥83,061
Total Expenditures, Special Accounts	373,898	357,691	376,033	401,184	450,580	363,022	368,448

Source:	Budget, Ministry of Finance

General Account

							JFY 2007	JFY 2008
							Revised	Initial
	JFY 2002		JFY 2003	JFY 2004	JFY 2005	JFY 2006	Budget(a)	Budget

	(in billions)
REVENUES
Tax and Stamp Revenues	¥43,833		¥43,282	¥45,589	¥49,065	¥49,069	¥52,551	¥53,554
Carried-over Surplus	2,092		3,615	3,207	4,001	3,481	829	3
Government Bond Issues	34,968		35,345	35,490	31,269	27,470	25,432	25,348
Income from Operation	—		17	17	16	16	16	16
Gains from Deposition of Assets	—		441	403	332	275	281	282
Miscellaneous Receipts	6,396		2,923	4,192	4,317	4,102	4,696	3,858

Total Revenues	¥87,289		¥85,623	¥88,898	¥89,000	¥84,413	¥83,804	¥83,061

EXPENDITURES
Local Allocation Tax Grants, etc.	¥16,479		¥17,399	¥17,662	¥17,441	¥16,701	¥14,932	¥15,614
National Debt Service	15,600		15,544	17,515	18,736	18,037	20,468	20,163
Social Security	19,633		19,720	20,286	20,603	20,555	21,353	21,782
Public Works	9,162		9,359	8,236	8,391	7,709	7,396	6,735
Education and Science	6,731		6,472	6,149	5,701	5,331	5,501	5,312
National Defense	4,920		4,927	4,898	4,878	4,817	4,841	4,780
Government Employee Pensions and Others	1,282		1,207	1,136	1,065	992	949	852
Economic Assistance	838		900	880	784	784	795	666
Major Foodstuff Measures	735		744	652	657	610	690	858
Energy Measures	563		557	504	493	471	866	866
Small and Medium-sized Businesses	628		241	288	237	240	431	176
Transfer to the Industrial Investment Special Account	2,034		102	98	71	48	20	—
Financial aid upon Repayment of Public Investments in Connection with the Structural Reform	—		—	1,281	1,130	—	—	—
Miscellaneous	5,070		5,243	5,312	5,335	5,152	5,314	4,907
Contingencies	0		0	0	0	0	250	350
Other Expenditures	1	(b)	0	0	0	—	—	—

Total Expenditures	¥83,674		¥82,416	¥84,897	¥85,520	¥81,445	¥83,804	¥83,061

Surplus of Revenues over Expenditures	¥3,615		¥3,207	¥4,001	¥3,481	¥2,967	¥—	¥—

(a)	As of the date of this prospectus supplement, the provisional results for JFY 2007 General Accounts are not available.

(b)	The JFY 2002 data includes a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.
Source: Budget, Ministry of Finance.

Special Accounts

											JFY 2007
											Provisional
											Results as of
											December 31,		JFY 2008
	JFY 2002		JFY 2003		JFY 2004		JFY 2005		JFY 2006		2007		Initial Budget

	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

	(in billions)
Fiscal Loan Program Funds(a)	¥45,027	¥41,418	¥52,104	¥48,418	¥60,461	¥56,783	¥47,875	¥43,925	¥70,869	¥68,029	¥40,863	¥38,509	¥—	¥—
Fiscal Investment and Loan Program(a)	—	—	—	—	—	—	—	—	—	—	—	—	42,420	40,440
Government Bonds Consolidation Fund	154,193	142,293	169,141	154,202	193,632	164,200	223,650	189,143	256,326	221,424	209,939	179,097	201,899	181,899
Foreign Exchange Fund	1,901	166	3,668	23	2,253	27	3,015	50	3,911	379	4,384	820	4,145	1,622
Local Allocation and Local Transfer Tax	64,573	63,889	67,427	66,673	69,875	68,108	72,876	70,840	74,822	72,795	51,357	50,341	51,022	50,849
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure(b)	1,013	474	1,685	1,156	2,311	1,805	2,670	2,232	2,266	1,971	—	—	—	—
Measures for Energy(b)	—	—	—	—	—	—	—	—	—	—	2,828	2,615	2,578	2,578
National Schools(c)	3,293	2,985	3,006	2,959	—	—	—	—	—	—	—	—	—	—
Welfare Insurances(d)	40,352	40,510	40,773	41,091	42,651	42,277	52,593	51,447	45,383	44,117	—	—	—	—
Seamen’s Insurances	75	79	76	73	72	67	71	64	69	63	66	66	67	67
National Hospitals(c)	1,034	993	1,006	973	—	—	—	—	—	—	—	—	—	—
National Advanced Medical Center	—	—	—	—	150	148	165	164	197	184	162	162	152	152
National Pensions(d)	22,069	20,729	22,698	21,210	23,313	21,917	24,994	23,668	25,240	23,904	—	—	—	—
Pensions(d)	—	—	—	—	—	—	—	—	—	—	73,078	72,260	73,253	73,253
Foodstuff Control(e)	3,969	3,960	3,509	3,454	2,490	2,477	2,337	2,326	2,291	2,264	—	—	—	—
Stable Supply of Foodstuff(e)	—	—	—	—	—	—	—	—	—	—	2,731	2,710	3,504	3,490
Agricultural Mutual Aid Reinsurance	115	52	167	142	116	88	107	50	109	62	107	71	113	103
National Forest Service	522	512	530	523	535	530	543	528	427	413	512	514	450	450
National Land Improvement(f)	611	578	597	559	530	512	591	563	521	487	592	571	—	—
Trade Reinsurance	242	79	269	20	365	24	574	6	787	5	853	213	245	212
Compensation Reinsurance for Motor Vehicle Damages(g)	868	761	819	675	544	474	286	219	168	104	146	82	—	—
Automobile Safety(g)	—	—	—	—	—	—	—	—	—	—	—	—	148	83
Infrastructure Development(h)	—	—	—	—	—	—	—	—	—	—	—	—	5,793	5,793
Harbor Improvement(h)	508	482	451	432	426	409	409	385	374	339	385	379	—	—
Airport Improvement(h)	516	479	506	476	528	461	534	442	578	464	761	733	—	—
Postal Service(i)	6,752	6,741	—	—	—	—	—	—	—	—	—	—	—	—
Postal Savings(i)	13,100	10,391	—	—	—	—	—	—	—	—	—	—	—	—
Postal Life Insurance(i)	18,218	18,218	—	—	—	—	—	—	—	—	—	—	—	—
Labor Insurance	8,870	8,100	8,122	7,313	8,170	6,809	8,907	7,066	8,984	7,110	7,896	6,775	7,782	6,974
Road Construction and Improvement(h)	5,642	4,849	5,302	4,349	5,459	4,702	4,979	4,117	4,787	3,877	4,866	4,831	—	—
Others	6,280	5,159	3,900	2,970	5,420	4,214	4,963	3,949	3,427	2,588	2,831	2,274	753	483

Total Revenues and Expenditures(j)	¥399,746	¥373,898	¥385,755	¥357,691	¥419,300	¥376,033	¥452,141	¥401,184	¥501,536	¥450,580	¥404,358	¥363,022	¥394,324	¥368,448

(a)	The account was combined with certain miscellaneous account under the new account name of “Fiscal Investment and Loan Program” effective JFY2008.
(b)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” has been incorporated in the newly established account of “Measures for Energy” effective JFY2007.
(c)	Accounts abolished after April 1, 2004.
(d)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY2007.
(e)	The account of “Foodstuff Control” has been combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY2007.
(f)	Account abolished effective JFY2008.
(g)	The account of “Compensation Reinsurance for Motor Vehicle Damages” has been combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY2008.
(h)	The accounts have been combined under the new account name of “Infrastructure Development” effective JFY2008.
(i)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.
(j)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.
Source: Budget, Ministry of Finance.

Government Affiliated Agencies

											JFY 2007		JFY 2008
	JFY 2002		JFY 2003		JFY 2004		JFY 2005		JFY 2006		Revised Budget(a)		Initial Budget

	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

(in billions)
Total	¥5,864	¥5,997	¥5,433	¥5,206	¥5,066	¥4,563	¥4,710	¥4,103	¥4,503	¥3,793	¥2,725	¥2,366	¥2,102	¥1,955

(a)	As of the date of this prospectus supplement, the JFY 2007 provisional results are not available.
Source: Budget, Ministry of Finance.

CAPITALIZATION
      The following shows our capitalization as of March 31, 2008 (except for items “Obligations for entrusted loans”, “Fund for the improvement of operations of municipal enterprises”, “Accrued expenses payable and other payables”, “Reserves for reduced interest loans”, and “Reserves for loss on refinance of bonds”, which are shown as of March 31, 2007) and as adjusted solely to give effect to the issuance of the bonds being offered hereby. There has been no material change to our capitalization since March 31, 2008.

	Actual	As Adjusted

	(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% guaranteed bonds due 2008-2022	¥12,918,530		¥12,918,530
Non-government guaranteed private placement bonds	2,149,566		2,149,566
Non-government guaranteed public offering bonds	3,825,603		3,825,603
Government guaranteed bonds issued overseas	1,082,420		●

Total long-term bonds(1)	19,976,119		●

Obligations for entrusted loans(2)	386,291		386,291
Fund for the improvement of operations of municipal enterprises(2)	884,341		884,341
Accrued expenses payable and other payables(2)	18,533		18,533
Reserves for reduced interest loans(2)	167,850		167,850
Reserves for loss on refinance of bonds(2)	2,955,650		2,955,650
Capital(3)	16,600		16,600

Total capitalization	¥24,405,383	¥	●

(1)	Includes current maturities.

(2)	The amounts for “Obligations for entrusted loans”, “Fund for the improvement of operations of municipal enterprises”, “Accrued expenses payable and other payables”, “Reserves for reduced interest loans”, and “Reserves for loss on refinance of bonds” are as of March 31, 2007, because the corresponding figures as of March 31, 2008 are not available as of the date of this prospectus supplement.

(3)	Our capital is wholly owned by the Japanese Government and is not represented by shares.
      Based on the Japanese Government’s initial budget for the fiscal year ending March 31, 2009, we currently plan to raise an aggregate amount of ¥650 billion from issuances of long-term bonds for the same six months ending September 30, 2008, our last fiscal period, of which ¥220 billion is expected to be raised from government guaranteed bonds issued domestically, ¥130 billion from government guaranteed bonds issued overseas, ¥160 billion from non-guaranteed public offering bonds and ¥140 billion from non-guaranteed private placement bonds.

SUMMARY FINANCIAL INFORMATION
      The following financial information of Japan Finance Corporation for Municipal Enterprises should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 18-K incorporated by reference in the accompanying prospectus.
Statement of Income Data

	Years ended March 31,

	2006	2007

	(in millions)
Revenues
Interest on loans
Interest on long-term loans	¥777,094	¥729,621
Interest on loans in process	14	18
Interest on short-term loans	2	—

	777,111	729,640

Fees for entrusted loans	209	198
Interest on deposits	121	755
Interest on securities	—	—
Profit on securities sold	—	800
Miscellaneous interest received	—	—
Miscellaneous income	831	980
Transfer from fund for the improvement of operations of municipal enterprises	2,654	294
Gains on sales of fixed assets	—	—
Reversal of reserves for reduced interest loans	22,227	22,217

Total revenues	¥803,153	¥754,882

Expenses
Interest on bonds	¥421,608	¥375,777
Interest on short-term borrowing	—	32
Miscellaneous interest payments	347	347
Office expenses	1,615	1,662
Bond issue costs	3,341	2,888
Depreciation	70	68
Amortization of deferred bond expenses	9,255	6,971
Miscellaneous losses	0	0
Loss on disposal of fixed assets	—	—
Loss of bond redemption	2,623	—
Provision for reserves for reduced interest loans	49,502	11,355
Provision for reserves for loss on refinance of bonds	314,793	355,782

Total expenses	¥803,153	¥754,882

Balance Sheet Data

	As of March 31,

	2006	2007

	(in millions)
Assets
Long-term loans	¥24,765,895	¥24,267,392
Entrusted loans	395,257	386,291
Cash and deposits	621,063	408,096
Securities	99,984	359,735
Accrued income	22,137	20,795
Fixed assets	2,525	2,457

Total assets	¥25,906,861	¥25,444,766

Liabilities and Capital
Bonds	¥21,825,203	¥21,015,502
Obligations for entrusted loans	395,257	386,291
Accrued expenses	13,549	16,013
Deferred income	3,747	2,518
Other payables	0	2
Fund for the improvement of operations of municipal enterprises	873,925	884,341
Reserves for reduced interest loans	178,711	167,850
Reserves for loss on refinance of bonds	2,599,868	2,955,650
Capital	16,600	16,600

Total liabilities and capital	¥25,906,861	¥25,444,766

USE OF PROCEEDS
      We will use the net proceeds of the issue of the bonds, which we estimate will be approximately ¥       ●       , for our general financing purposes.
DESCRIPTION OF THE BONDS AND GUARANTEE
      The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of the Debt Securities and Guarantee” in the accompanying prospectus. For more information you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-123757 and a copy of the final form of which will be filed as an exhibit to an amendment to our annual report on Form 18-K to be filed on or about        ●       , 2008.
General
      The bonds will be issued pursuant to a fiscal agency agreement, dated as of        ●       , 2008, among us, Japan, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as fiscal agent, principal paying agent and transfer agent, and Union Bank of California, N.A., as U.S. representative of the fiscal agent. The aggregate principal amount of the bonds will be ¥       ●       and the bonds will mature on        ●       .
      The bonds will bear interest at the rate per year shown on the front cover of this prospectus supplement from        ●       , payable in equal semi-annual installments. The interest payment dates are        ●       and        ●       of each year, commencing        ●       , 2008. Interest will be payable to the person in whose name the bond is registered at the close of business on the fifteenth day before the interest payment occurs. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, that interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.
      If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, the term “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.
      Other than as described below under “— Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.
      Japan will unconditionally and irrevocably guarantee the payment of principal of, interest on and any additional amounts of the bonds.
      The bonds will be direct unsecured obligations of JFM and as among themselves will rank pari passu and be payable without any preference or priority.
      Additional terms of the bonds and the guarantee of Japan are described in the accompanying prospectus under “Description of the Debt Securities and Guarantee”.
      The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, has its office at 12-15 Finsbury Circus, London EC2M 7BT. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, Union Bank of California, N.A., which has an office at 551 Madison Avenue, 11th Floor, New York, NY 10022 (references herein to the fiscal agent shall include, as applicable, Union Bank of California, N.A., as its U.S. representative). In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of JFM and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

      The initial yield on the bonds is  ● % per year. This yield is calculated at the issue date of the bonds on the basis of the issue price of the bonds. It is not an indication of future yield.
Additional Amounts
      We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan, unless the withholding or deduction of taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.
      We will not, however, be obligated to pay any additional amounts:

•	to, or to a third party on behalf of, any beneficial owner of a bond that is a non-resident of Japan or a non-Japanese corporation and is liable for such taxes by reason of such beneficial owners having some connection with Japan other than the mere holding of, or the enforcement of its rights under, the bond; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to provide, or have provided, to the fiscal agent, certain information necessary to establish an exemption from withholding or deduction, as provided in the fiscal agency agreement; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation, except for

•	a “designated financial institution” that complies with the requirement to provide the exemption information or to submit a “claim for exemption”; and

•	a resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as exempt from taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•	more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “— Redemption”; or

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union.
      Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “participant”, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner of the bond is

•	a non-resident of Japan or a non-Japanese corporation or

•	a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Law (Law No. 26 of 1957, as amended), and the cabinet order (Cabinet Order No. 43 of March 31, 1957, as amended), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a participant with the custody of the bond, provide certain “exemption information” prescribed by the law to enable the participant to establish that the beneficial owner is exempted from the requirement for taxes to be withheld or deducted and advise the participant if that beneficial owner ceases to be exempted.
      Where a bond is not held by a participant, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner is

•	a non-resident of Japan or a non-Japanese corporation or

•	a designated financial institution,
that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence showing that the beneficial owner is a non-resident of Japan or a non-Japanese corporation or a designated financial institution.
Redemption
      We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•	there is any change in the official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “— Additional Amounts”.
      Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “— Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.
      The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “— Additional Amounts”.
Form, Denominations and Registration
      All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream, Luxembourg.

      Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about        ●       with Union Bank of California, N.A., as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.
      The international global bond has been assigned an ISIN number of        ●       and a Common Code number of        ●       . The DTC global bond has been assigned an ISIN number of        ● and a CUSIP number of        ●       .
      Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Such beneficial interests will be in denominations of ¥10,000,000 and integral multiples thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, Luxembourg, if you are a participant in these systems, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.
      Persons who are not DTC, Euroclear, or Clearstream, Luxembourg participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg only through direct or indirect participants in DTC, Euroclear or Clearstream, Luxembourg. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the bonds for the amounts so paid. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, Luxembourg and, if such person is not a participant in DTC, Euroclear or Clearstream, Luxembourg, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
      DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the bonds through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as holder under the bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.
      The fiscal agent will not charge you any fees for the bonds, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.
Payment
      Owners of beneficial interests in the global bonds will receive all payments in Japanese yen, except for holders through DTC (excluding Euroclear and Clearstream, Luxembourg), who will receive payments in

U.S. dollars unless the beneficial owner affirmatively elects to receive payments in Japanese yen. For more information, see “— Currency Conversions” below.
      Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, Luxembourg, or the nominee thereof, as the case may be, as the registered owners of the global bonds.
      Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, the term “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.
      Any moneys held by the fiscal agent in respect of the bonds and remaining unclaimed for ten years after the amount became due and payable shall be returned to us, and the holder of these bonds may thereafter look only to us for any payment to which such holder may be entitled.
Currency Conversions
      Initial investors will be required to pay for the bonds in Japanese yen.
      We will pay principal and interest payments on the bonds in Japanese yen, but owners of beneficial interests in global bonds held through DTC, other than Euroclear and Clearstream, Luxembourg, will receive payments in U.S. dollars unless they affirmatively elect to receive payments in Japanese yen. If a holder through DTC has not made such an election, payments to the holder will be converted to U.S. dollars by the fiscal agent. All costs of conversion will be borne by the holder by deduction from such payments to such holder. The U.S. dollar amount of any payment of principal or interest received by a holder not electing payment in Japanese yen will be the amount of Japanese yen otherwise payable exchanged into U.S. dollars at the Japanese yen/ U.S. dollar rate of exchange prevailing as near as practicable to 11:00 a.m. (London time) but no later than 3:00 p.m. (London time) on the day which is two business days (as defined below) prior to the relevant payment date, less any costs incurred by the fiscal agent for such conversion, to be shared pro rata among the owners of beneficial interests in the global bonds accepting U.S. dollar payments in the proportion of their respective holdings, all in accordance with the fiscal agency agreement.
      If an exchange rate bid quotation is not available, the fiscal agent will obtain a bid quotation from a leading foreign exchange bank in London selected by the fiscal agent for that purpose after consultation with us. If no bid quotation from a leading foreign exchange bank is available, payment will be in Japanese yen to the account or accounts specified by DTC to the fiscal agent. Until the account or accounts are so specified, the funds held by the fiscal agent will bear interest at the rate of interest quoted by the fiscal agent for deposits with it on an overnight basis to the extent that the fiscal agent is reasonably able to reinvest such funds.
      The owner of a beneficial interest in the global bonds held through a participant of DTC (other than Euroclear or Clearstream, Luxembourg) may elect to receive payment or payments under a global bond in Japanese yen by notifying the DTC participant through which its bonds are held of (1) the investor’s election to receive all or a portion of the payment in Japanese yen, and (2) wire transfer instructions to a Japanese yen account located in Japan on or prior to the applicable record date or at least fifteen calendar days prior to maturity, as the case may be. DTC must be notified of an election and wire transfer instructions on or prior to the third business day (as defined below) after the record date for any payment of interest and 12 days prior to the payment of principal on the bonds. DTC will notify the fiscal agent of an election and wire transfer instructions on or prior to the fifth business day after the record date for payment of interest and the tenth business day prior to the payment date for the payment of principal on the bonds. If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent on or prior to such dates, such investor will receive payment in Japanese yen outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC. All costs of conversion will be borne by holders of beneficial interests in the global bonds receiving U.S. dollars by deduction from those payments.
      For purposes of this section on currency conversion, the term “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.
      Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them, as described under “Foreign Exchange Considerations” and “Risk Factors — Exchange Rate Risk”.
Further Issues
      We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

•	the payment of interest accruing prior to the issue date of any further bonds or

•	the first payment of interest following the issue date of any further bonds, so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.
Prescription
      Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.
Meeting of Bondholders
      The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.
Exchange of Interests in Global Bonds for Bond Certificates
      Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders hereof under the fiscal agency agreement.
      Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or its successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “— Notices”.
      Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream, Luxembourg will not be accepted unless Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “— Notices”.
      We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bond certificates in exchange for the global bonds. Bonds issued in definitive registered form will be issued only in fully registered form, without coupons, in denominations of ¥10,000,000 and integral multiples thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, Luxembourg, as the case may be, shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive bonds as described below. Exchange of permanent global bonds for definitive bonds will be made free of charge for the bondholders.
      Distribution of principal and interest on any definitive registered bonds will be made by the fiscal agent directly to registered holders of the definitive registered bonds in accordance with the procedures described in this prospectus supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the definitive registered bonds in whose names the definitive registered bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The final payment on any definitive registered bond, however, will be made only upon presentation and surrender of such definitive registered bond at the office of the fiscal agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.
      Definitive registered bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in The City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. Neither the fiscal agent nor any transfer agent will be required to (a) exchange or register the transfer of any definitive registered bonds selected for redemption; or (b) exchange or register the transfer of definitive registered bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such definitive registered bonds.
Notices
      All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, Luxembourg, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different date, on the first date on which publication is made.

GLOBAL CLEARANCE AND SETTLEMENT
      Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of JFM, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      DTC, Euroclear and Clearstream, Luxembourg have advised as follows:
The Clearing Systems
  DTC
      DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.
      DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.
      Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.
  Euroclear and Clearstream, Luxembourg
      Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.
Initial Settlement
      Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.
      Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date.
Secondary Market Trading
      Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
  Trading Between Euroclear and/or Clearstream, Luxembourg Participants
      Secondary market sales of book-entry interests in the bonds held though Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures for Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in registered form.
  Trading Between DTC Participants
      Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.
  Trading Between DTC Seller and Euroclear/Clearstream, Luxembourg Purchaser
      When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian, Union Bank of California, N.A., will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•	increase the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

  Trading Between Euroclear/Clearstream, Luxembourg Seller and DTC Purchaser
      When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will:

•	transmit appropriate instructions to the custodian, Union Bank of California, N.A., who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.
      Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of JFM, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the U.S. Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.
      So long as the international global bond is held on behalf of Euroclear and Clearstream, Luxembourg or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

TAXATION
Additional Japanese Taxation Considerations
      The following description of Japanese taxation (limited to national taxes) applies to interests on the Debt Securities issued by JFM outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. This supplements the discussion of tax consequences under “Description of the Debt Securities and Guarantee — Japanese Taxation” in the accompanying prospectus. You should note that the following description of Japanese taxation is not exhaustive.
      Tax Withholding Rules. Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:
      • If the recipient of interest on any Debt Securities is:

—	a non-resident of Japan with no permanent establishment within Japan;

—	a non-Japanese corporation with no permanent establishment within Japan; or

—	a non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—	if the relevant Debt Securities are held through a certain participant in an international clearing organization such as Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Special Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”) (each, a “Participant”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—	if the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFM of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFM are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” and any other required forms and documents in advance through JFM to the relevant tax authority before payment of interest.
      • If the recipient of interest on any Debt Securities is:

—	a Japanese bank;

—	a Japanese insurance company;

—	a Japanese “financial instruments firm” (as such term is defined by the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “Financial Instruments and Exchange Law”); this includes securities companies as well as other financial institutions registered with the Prime Minister); or

—	any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding. The recipient will, however, be subject to regular corporate tax with respect to such interest.
      • If the recipient of interest on any Debt Securities is:

—	a non-resident of Japan with a permanent establishment within Japan; or

—	a non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFM of income tax at the rate of 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—	Japanese banks;

—	Japanese insurance companies;

—	Japanese financial instruments firms;

—	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 8, Paragraphs 1 and 2 of the Special Taxation Measures Law (such institutions, together with Japanese banks, insurance companies and securities companies, are called “Specified Financial Institutions”); or

—	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. As JFM is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JFM through the paying agent of its status in a timely manner. Failure to do so may result in temporary double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

—	a Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

—	a Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding on such portion of interest as is prescribed by the relevant cabinet order as that which is corresponding to the period the bonds were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to normal corporate tax with respect to such interest. However, since JFM is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JFM through the paying agent of its status in a timely manner. Failure to so notify JFM may result in the withholding by JFM of a 15% income tax. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%.

      If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation (except for a Specified Financial Institution which complies with the requirements described above) and receives interest not through a Japanese Payment Handling Agent, income tax at the rate of 15% will be withheld by JFM.
      Capital Gains, Inheritance and Gift Taxes. Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from another individual may be required to pay Japanese inheritance or gift tax at progressive rates.
Taxation of Nonresident Investors
      Payment of interest on the bonds outside Japan by us or the paying agent to a beneficial owner that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes (a “nonresident holder”) will not be subject to Japanese withholding tax, provided that the beneficial owner complies with procedures for establishing its status as a nonresident holder in accordance with the requirements of Japanese law.
      In the event that new rules or official interpretations are adopted that apply to interest on outstanding securities and do not provide for an exemption from withholding tax for the bonds, nonresident holders generally will be entitled to receive additional amounts as described under “Description of the Bonds and Guarantee — Additional Amounts”, and we will be entitled to redeem the bonds as described under “Description of the Bonds and Guarantee — Redemption”.
      Under current Japanese practice, we and the paying agent may determine our withholding obligations in respect of bonds held through a qualified clearing organization in reliance on certifications received from such an organization, and need not obtain certifications from the ultimate beneficial owners of such bonds. As part of the procedures under which such certifications are given, a beneficial owner may be required to establish that it is a nonresident holder to the person or entity through which it holds the bonds. A nonresident holder that holds securities otherwise than through a qualified clearing organization may, in general, be required to deliver a duly completed claim for exemption from Japanese withholding tax, and to provide documentation concerning its identity and residence, to the paying agent in order to receive interest from the paying agent free of Japanese withholding tax. We and the paying agent may adopt modified or supplemental certification procedures to the extent necessary to comply with changes in, or as otherwise permitted under, Japanese law or administrative practice.
Additional United States Taxation Considerations
      This section describes the material United States federal income tax consequences of owning the bonds we are offering. It supplements the discussion of tax consequences under “Description of the Debt Securities and Guarantee — United States Taxation” in the accompanying prospectus. It applies to you only if you acquire bonds in the offering at the offering price and you hold your bonds as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns bonds that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns bonds as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.
      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
      If a partnership holds the bonds, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the bonds should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the bonds.
Please consult your own tax advisor concerning the consequences of owning these bonds in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.
      This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a bond and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      If you are not a United States holder, this section does not apply to you.
Payments of Interest
      You will be taxed on any interest on your bond as ordinary income at the time you or the depositary receive the interest or when it accrues, depending on your method of accounting for tax purposes,
      Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you or the depositary receive an interest payment, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.
      Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.
      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.
      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your bond, for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.
Purchase, Sale and Retirement of the Bonds
      Your tax basis in your bond will generally be the U.S. dollar cost, as defined below, of your bond. If you purchase your bond with Japanese yen, the U.S. dollar cost of your bond will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your bond is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your bond will be the U.S. dollar value of the purchase price on the settlement date of your purchase.
      You will generally recognize gain or loss on the sale or retirement of your bond equal to the difference between the amount you realize on the sale or retirement and your tax basis in your bond. If your bond is sold or retired for an amount in Japanese yen, the amount you realize will be the U.S. dollar value of such amount on the date the bond is disposed of or retired, except that in the case of a bond that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the Japanese yen on the settlement date of the sale.
      You will recognize capital gain or loss when you sell or retire your bond, except to the extent:

•	attributable to accrued but unpaid interest, or

•	attributable to changes in exchange rates as described below.
      Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.
      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a bond as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.
Exchange of Amounts in Other Than U.S. Dollars
      If you receive Japanese yen as interest on your bond or on the sale or retirement of your bond, your tax basis in the Japanese yen will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase Japanese yen, you generally will have a tax basis equal to the U.S. dollar value of the Japanese yen on the date of your purchase. If you sell or dispose of Japanese yen, including if you use it to purchase bonds or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.
Treasury Regulations Requiring Disclosure of Reportable Transactions
      Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the bonds are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the bonds in connection with a U.S. trade or business) that recognizes a loss with respect to the bonds that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of bonds.

UNDERWRITING
      Subject to the terms and conditions set forth in an underwriting agreement which we expect will be entered into no later than        ●       , 2008, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Citigroup Global Markets Limited, Daiwa Securities SMBC Europe Limited and Deutsche Bank AG, London Branch are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount

Citigroup Global Markets Limited	¥	●
Daiwa Securities SMBC Europe Limited	¥	●
Deutsche Bank AG, London Branch	¥	●

Total	¥	●

      The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.
      The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
      The underwriters propose to offer the bonds directly to the public at the price to the public set forth on the cover page of this prospectus supplement and some of the bonds to certain securities dealers at the price to the public less a selling concession of  ● % of the principal amount of the bonds. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.
      In connection with the issue of the bonds, Citigroup Global Markets Limited (the “Stabilizing Manager”) or any persons acting on behalf of the Stabilizing Manager may over-allot bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.
      We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.
      Each of the underwriters has agreed to act through its respective U.S. affiliate, U.S. selling agent or other U.S. broker-dealer when offering the bonds for sale in the United States.
      The bonds are exempt from the requirement for registration under the Financial Instruments and Exchange Law and are subject to the Special Taxation Measures Law of Japan (Law No. 26 of 1957, as amended). Each of the underwriters has represented and agreed that:

(i)	except where permitted under (ii) below, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, bonds in Japan or to, any person resident in Japan, including any corporation or entity organized under the laws of Japan; and

(ii)	it has not, directly or indirectly, offered or sold and will not (a) as part of its distribution at any time and (b) otherwise until forty (40) days after the date of issue, directly or indirectly offer or sell bonds to any person other than a Gross Recipient.

      A “Gross Recipient” for this purpose is:

•	a beneficial owner that is not an individual resident of Japan or Japanese corporation for Japanese tax purposes;

•	a Japanese financial institution, designated in Article 3-2 Paragraph 19 of the Cabinet Order relating to the Special Taxation Measures Law (Cabinet Order No. 43 of 1957, as amended) (the “Cabinet Order”) that will hold bonds for its own proprietary account; or

•	an individual resident of Japan or a Japanese corporation whose receipt of interest on the bonds will be made through a payment handling agent in Japan as defined in Article 2-2 Paragraph 2 of the Cabinet Order.
      Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.
      Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us or Japan except as set forth in the underwriting agreement.
      Each of the underwriters has represented, warranted and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to us or Japan; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.
      The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.
      We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended. Also, we have agreed to reimburse the underwriters for their expenses in connection with this offering.
      Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of its business.
      We expect that delivery of the bonds will be made on or about  ●, 2008, which is the ●th business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+●”). Under Rule 15c6-1 of the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding three business days will be required, by virtue of the fact that the bonds initially will settle in T+●, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.
      Citigroup Global Markets Limited is authorized to conduct Japan related business under the name Nikko Citigroup.

VALIDITY OF SECURITIES
      The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Nagashima Ohno & Tsunematsu. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell LLP. In giving their opinions, Sullivan & Cromwell LLP may rely as to matters of Japanese law upon the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.
AUTHORIZED AGENTS IN THE UNITED STATES
      As of the date of this prospectus supplement, the authorized agent in the United States for JFM, for the purpose of the United States Securities Act of 1933, as amended, is Donald J. Puglisi, whose address is: Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715. As of the date of this prospectus supplement, the authorized agents for Japan are Hitoshi Shimura and Kenya Ozawa, whose address is Ministry of Finance, Government of Japan New York Representative Office, 140 Broadway, 18th Floor, New York, New York 10005 and Akihiro Ino, whose address is the Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.
GENERAL INFORMATION
      The listing of the bonds on the Official List of the UK Listing Authority will be expressed as a percentage of their principal amount, exclusive of accrued interest. It is expected that listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the Regulated Market of the London Stock Exchange will be granted on or about        ●       , 2008. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for settlement in Japanese yen and for delivery on the third working day after the day of the transactions.
      We expect, but are not obligated to holders of the bonds, to maintain a listing of the bonds on the
Official List of the UK Listing Authority and an admission to trading on the London Stock Exchange’s Regulated
Market. In connection with the listing, this prospectus supplement and the accompanying prospectus will be published on the website of the Regulatory News Service, operated by the London Stock Exchange, at www.londonstockexchange.com/en-gb/pricenews/marketnews/. Changed circumstances, including changes in listing requirements, could result in suspension or removal of the listing of the bonds on the London Stock Exchange or cause us to conclude that continued listing of the bonds on the London Stock Exchange is unduly burdensome. For example, Directive of the European Parliament and of the Council on the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union (2004/109/EC, the “Transparency Directive”), has been adopted for implementation by the member states of the European Union. If the Transparency Directive, principally implemented in the United Kingdom since January 20, 2007, or any similar applicable laws or regulations, requires us to publish our financial statements according to accounting principles or standards that are not equivalent to those under the Law Concerning the Budget and Settlement of Accounts of Public Corporations and the regulations thereunder which are applicable to certain Japanese public corporations such as JFM or that would otherwise impose requirements on us that we in good faith determine are unduly burdensome, we may take steps to procure the delisting of the bonds from the Official List of the UK Listing Authority and withdrawal of admission to trading on the London Stock Exchange’s Regulated Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome. Alternatively, we may take steps to transfer the admission to trading of the bonds to an exchange-regulated market (a market which is not a regulated market for the purposes of the Markets in Financial Instruments Directive) within the London Stock Exchange or elsewhere in the European Union.

      Notice of any delisting and/or alternative admission will be given as described in “Description of the Bonds and Guarantee — Notices”, and a copy of the notice will be provided to the UK Listing Authority and the London Stock Exchange. Delisting the bonds or the transfer of admission or admission to trading of the bonds to an exchange-regulated market in the European Union may have a material effect on the ability of a holder of the bonds to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.
      On        ●       , 2008, the Minister of Finance of Japan consented to the giving of Japan’s guarantee with respect to the bonds, upon our application dated June 10, 2008. On February 4, 2008, our Governor authorized the issuance of the bonds pursuant to Article 10, Paragraph 1 of the Japan Finance Corporation for Municipal Enterprises Law (Law No. 83 of 1957, as amended).
      There has been no significant change in our financial position since March 31, 2007, the date of the most recent published audited financial statements of Japan Finance Corporation for Municipal Enterprises.
      Except as disclosed on pages S-11 to S-20 there has been no significant change in Japan’s public finance and trade data since March 31, 2007.
      The bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code:        ●       ; ISIN:        ●       ; CUSIP:        ●       ). The address for DTC is 55 Water Street, New York, N.Y. 10041. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.
      The bonds are assigned a rating of “  ●  ” by        ●       and a rating of “  ●  ” by        ●       . A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the relevant rating organization.
      We are not, nor have been, involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on our financial position.
      Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on Japan’s financial position.
      The contact address and telephone number for Japan for the purposes of this document is: Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone number: 81-3-3581-4111.
      The contact address and telephone number of JFM for the purposes of this document is: Shisei Kaikan (Municipal Research Building), 1-3 Hibiya Koen, Chiyoda-ku, Tokyo 100-0012, Japan, Attention: Finance Division, Treasury Department, telephone number: 81-3-3539-2690.
      The United States Securities and Exchange Commission (the “SEC”) maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the SEC. Our Internet site is www.jfm.go.jp. The information on the website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

      The names of the Governor, the Senior Executive Directors, and the Auditor of Japan Finance Corporation for Municipal Enterprises are as follows:
     Governor
          Yuji Watanabe
     Senior Executive Directors
          Hiroshi Maruyama
          Takeshi Iijima
          Toshiharu Ishiki
          Takao Kodama
     Auditor
          Isao Hashimoto
      All of the officers are engaged by us on a full-time basis except for Mr. Takao Kodama. The business address of all of the above persons is our head office.
      We estimate that the amount of expenses related to the admission of the bonds to trading on the Regulated Market of the London Stock Exchange to be approximately ¥       ●       .
      Where information in this document has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.
      For the period of 12 months starting on the date hereof, copies (and English translation where the documents in question are not in English) of the following documents will be available, during usual business hours on any weekday (Saturday and public holidays excepted) for inspection, and you may obtain copies of the annual reports and the audited financial statements referred to in clauses (ii), (iii) and (viii) below, at the specified office of the fiscal agent in London:

(i)	English translation of the Japan Finance Corporation for Municipal Enterprises Law and an English translation of the law establishing JFM’s successor, to the extent that certain provisions of this law are already in effect, with a complete translation to follow no later than October 1, 2008;

(ii)	the Annual Reports on Form 18-K for Japan Finance Corporation for Municipal Enterprises for the years ended March 31, 2006 and 2007 and the annual reports on Form 18-K for Japan for the years ended March 31, 2006 and 2007 (we do not produce any interim reports);

(iii)	the audited financial statements of the Japan Finance Corporation for Municipal Enterprises for the years ended March 31, 2006 and 2007, and the audit reports in respect thereof which are included in the Annual Reports on Form 18-K for the Japan Finance Corporation for Municipal Enterprises for the respective years, described in clause (ii) above (we do not prepare financial statements for interim periods);

(iv)	a copy of this prospectus supplement and the accompanying prospectus (including all documents incorporated by reference);

(v)	the fiscal agency agreement;

(vi)	the underwriting agreement referred to above;

(vii)	the executed guarantee; and

(viii)	Japan’s Annual Report on Form 18-K for the year ended March 31, 2007 containing Japan’s financial information for the fiscal years ended March 31, 2006 and 2007 and Japan’s Budget for the fiscal year ended March 31, 2008.
      The bonds will bear the following legends:
      “Interest payments on this bond will be subject to Japanese withholding tax unless the holder establishes that this bond is held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a designated Japanese financial institution described in Article 6 of the Special Taxation Measures Law of Japan.
      Interest payments on this bond to an individual resident of Japan or a Japanese corporation not described in the preceding paragraph will be subject to deduction of Japanese income tax at a rate of 15% of the amount specified in subparagraphs (A) or (B) below, as applicable:

(A)	if interest is paid to an individual resident of Japan or to a Japanese corporation (except as provided in subparagraph (B) below), the amount of such interest;

(B)	if interest is paid to a public corporation, a financial institution or a financial instruments firm through a payment handling agent in Japan, as provided in Article 3-3, Paragraph 6 of the Special Taxation Measures Law of Japan, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph 6.”
      A Japanese resident or a Japanese entity with a payment handling agent in Japan for receiving payment of interest on the bonds is exempt from withholding tax by us, but withholding tax will be deducted by such payment handling agent unless certain exemptions are applicable. Failure to notify the paying agent of such tax exemption status due to receipt of interest through a payment handling agent in Japan in a timely manner may result in certain double withholding tax.
      The EU has adopted a Council Directive (Council Directive 2003/48/EU, the “Savings Tax Directive”) regarding the taxation of savings income. The Savings Tax Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless, during such period, they elect otherwise. A number of non-European countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland) in response to the Savings Tax Directive.

PROSPECTUS
Japan Finance Corporation for
Municipal Enterprises
(Issuer)
Japan
(Guarantor)
$1,505,794,392
Debt Securities
         Japan Finance Corporation for Municipal Enterprises (“JFM”) will provide specific terms of these securities in supplements to this Prospectus (“Prospectus Supplements”). You should read this Prospectus and any Prospectus Supplement carefully before you invest. This Prospectus may not be used to make offers or sales of securities unless accompanied by a Prospectus Supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is April 8, 2005.

ABOUT THIS PROSPECTUS
      This Prospectus is part of a registration statement that JFM and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, JFM may, from time to time, sell debt securities (“Debt Securities”) described in this Prospectus in one or more offerings up to a total dollar amount of $1,505,794,392. This Prospectus provides you with a general description of the Debt Securities JFM may offer. Each time JFM sells Debt Securities under this shelf process, JFM will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and the relevant Prospectus Supplement together with additional information under the heading “Where You Can Find More Information”.
      Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.
      None of JFM, Japan or the underwriters of the Debt Securities to which any particular Prospectus Supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this Prospectus or such a Prospectus Supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by JFM, Japan or such underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION
      JFM and Japan file annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about JFM and Japan, and may be accompanied by exhibits. You may read and copy any document JFM and Japan file with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission.
      The Commission allows JFM and Japan to “incorporate by reference” the information JFM and Japan file with the Commission, which means that JFM and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. JFM and Japan incorporate by reference the documents listed below:

•	JFM’s and Japan’s Annual Reports on Form 18-K for the year ended March 31, 2004; and

•	All amendments to JFM’s and Japan’s Annual Reports on Form 18-K for the year ended March 31, 2004 filed prior to the date of this Prospectus.
      JFM and Japan also incorporate by reference all future annual reports and amendments to annual reports, and any other information JFM and Japan file with the Commission pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934 until it sells all of the Debt Securities. Each time JFM or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.
      You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling JFM. Written requests for such documents should be directed to Japan Finance Corporation for Municipal Enterprises, Shisei Kaikan (Municipal Research Building), 1-3 Hibiya Koen, Chiyoda-ku, Tokyo 100-0012, Japan, Attention: Funds Division, Funds and Accounting Department. JFM’s Funds Division telephone number is 81-3-3539-2698. The Internet site of JFM is www.jfm.go.jp. The information on the website is not incorporated by reference into this Prospectus.
JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES
      JFM was established in 1957 under the Japan Finance Corporation for Municipal Enterprises Law as a governmental financial institution. JFM’s purpose is to provide low-cost, long-term funds for projects undertaken by municipal enterprises and for certain construction projects undertaken by local governments and local public corporations established by local governments. JFM raises funds from the private sector through the issuance of bonds.
      The Japanese Government owns all of JFM’s capital, and JFM is subject to government control and supervision. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JFM’s annual budget of revenues and expenditures. The Minister for Internal Affairs and Communications and the Minister of Finance appoint JFM’s Governor and Auditor.
JAPAN
      Japan is a mountainous island country in the western Pacific, with a population of over 127 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS
      JFM will use the net proceeds from the sale of the Debt Securities for its general financing purposes.
DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE
      The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). JFM has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.
General
      From time to time, JFM may authorize and issue Debt Securities in one or more series. The Prospectus Supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.
      If JFM issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the Prospectus Supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.
      JFM and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable Prospectus Supplement, but JFM and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. JFM and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of JFM and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.
Rank of Debt Securities
      The Debt Securities will be unsecured. At the time of issuance they will rank at least equally in right of payment with all other indebtedness of JFM, except that the Japanese Civil Code grants certain preferential rights, such as preferential rights of employees to wages, to certain specified types of creditors.
      Under the Japan Finance Corporation for Municipal Enterprises Law, the holders of notes JFM issues, including the holders of Debt Securities, will have the benefit of a preferential right to be repaid prior to JFM’s other unsecured obligations (with the exception of obligations in respect of national and local taxes and certain other statutory exception).
Guarantee of Japan
      Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by JFM, without making prior demand upon or seeking to enforce remedies against JFM.
      Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.
Redemption
      If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of JFM, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.
Japanese Taxation
      The following description of Japanese taxation (limited to national taxes) applies to interests on the Debt Securities issued by JFM outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.
      Tax Withholding Rules. Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:
      • If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with no permanent establishment within Japan;

—	A non-Japanese corporation with no permanent establishment within Japan; or

—	A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—	If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System, Clearstream Banking, société anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Special Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—	If the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFM of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFM are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” in advance through JFM to the relevant tax authority before payment of interest.

      • If the recipient of interest on any Debt Securities is:

—	A Japanese bank;

—	A Japanese insurance company;

—	A Japanese securities company; or

—	Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding or otherwise. The recipient will, however, be subject to regular corporate tax with respect to such interest.
      • If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with a permanent establishment within Japan; or

—	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFM of income tax at the rate of a 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s other Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—	Japanese banks;

—	Japanese insurance companies;

—	Japanese securities companies;

—	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of the Special Taxation Measures Law (such institutions, together with Japanese banks, insurance companies and securities companies, are called “Specified Financial Institutions”); or

—	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

—	A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

—	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding or otherwise on such portion of interest as is prescribed by the relevant cabinet order. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese

Custodian of income tax at the rate of 15%. Any interest on Debt Securities received during the period such Debt Securities are held by a Japanese Payment Handling Agent will not be subject to the withholding by JFM of income tax at the rate of 15%.

      Capital Gains, Inheritance and Gift Taxes. Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation are generally not subject to Japanese income or corporate tax. Gains derived from the sale in Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.
United States Taxation
      For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the Prospectus Supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.
      United States Holders. Interest on the Debt Securities will not be exempt from United States taxation generally. In the opinion of Sullivan & Cromwell LLP, interest paid by JFM on the Debt Securities constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.
      Non-United States Holders. In the opinion of Sullivan & Cromwell LLP, and subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	An individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	A corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States,

unless:

The corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

The individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.
      A beneficial owner of a Debt Security who or that is:

•	A non-resident alien individual; or

A foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Debt Security,

will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security,

unless:

•	Such gain is effectively connected with the conduct by the holder of a United States trade or business; or

In the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.
      The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a nonresident of the United States who was not a citizen of the United States at the time of death.
      Backup Withholding and Information Reporting. Backup withholding tax and certain information reporting requirements may apply to payments of principal of and premium and interest, if any, on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	A non-United States office of a United States broker;

•	A non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•	A foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.
Acceleration of Maturity
      With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•	Default in any payment, when due, of principal (if due in installments) of or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days; or

•	Default in the performance of any other covenant contained in the Debt Securities of such series and the continuance of such default for a period of 90 days following written notice thereof to JFM by a holder.
      The Fiscal Agency Agreement will not require JFM to furnish to the Fiscal Agent periodic evidence as to the absence of default.
Governing Law
      The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by JFM and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability
      JFM will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. JFM will accept the jurisdiction of such court in such action. JFM will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and JFM’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.
      If you bring an action against JFM under federal securities laws or against Japan for any purpose, unless JFM or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against JFM or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of JFM or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.
PLAN OF DISTRIBUTION
      JFM may sell Debt Securities directly, to or through underwriters or through agents. Each Prospectus Supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to JFM from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.
      If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable Prospectus Supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      JFM may, directly or through agents it designates, sell Debt Securities from time to time. The applicable Prospectus Supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by JFM to such agent. Unless such Prospectus Supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.
      In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.
      If the applicable Prospectus Supplement so indicates, JFM will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from JFM at the public offering price set forth in such Prospectus Supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable Prospectus Supplement. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.
      The applicable Prospectus Supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.
      Agents and underwriters may be entitled under agreements into which they enter with JFM to indemnification by JFM against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for JFM in the ordinary course of business.
AUTHORIZED AGENTS IN THE UNITED STATES
      The authorized agent in the United States for JFM, for the purpose of the United States Securities Act of 1933, is Donald J. Puglisi, whose address is: Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715. The authorized agent for Japan is Nobuchika Mori, whose address is: Consulate General of Japan in New York, 1 Chase Manhattan Plaza, New York, New York 10005.
VALIDITY OF SECURITIES
      Nagashima Ohno & Tsunematsu, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of JFM and Japan. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell LLP may rely as to all matters of Japanese law and procedure on the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.
FURTHER INFORMATION
      The Registration Statement of which this Prospectus is a part, any post-effective amendment to such Registration Statement, and the Prospectus Supplement or Supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.
      The Governor of JFM, in his official capacity as such Governor, thereunto duly authorized, has supplied the information set forth in this Prospectus under the caption “Japan Finance Corporation for Municipal Enterprises” and the information incorporated in this Prospectus by reference relating to JFM, and such information is stated on his authority.
      The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this Prospects under the caption “Japan” and the information incorporated in this Prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF JFM
Shisei Kaikan (Municipal Research Building)
1-3 Hibiya Koen
Chiyoda-ku
Tokyo 100-0012
Japan
FISCAL AGENT, PAYING AGENT AND TRANSFER AGENT
The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch
12-15 Finsbury Circus
London EC2M 7BT
also acting through
Union Bank of California, N.A.
551 Madison Avenue, 11th Floor
New York, N.Y. 10022
LEGAL ADVISERS

To JFM and Japan	To the Underwriters
Nagashima Ohno & Tsunematsu 3-12, Kioi-cho Chiyoda-ku Tokyo 102-0094 Japan	Sullivan & Cromwell LLP Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan

¥            ●
Japan Finance Corporation for
Municipal Enterprises
    ●    % Guaranteed Bonds
Due             ●
Unconditionally and Irrevocably Guaranteed
as to Payment of Principal and Interest by
Japan

PROSPECTUS SUPPLEMENT

Daiwa Securities SMBC Europe
Deutsche Bank
Nikko Citigroup
June       ●       , 2008